As filed with the Securities and Exchange Commission on November 22, 2006

Registration No. 333-138324

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment Number 1
to

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

HAUPPAUGE DIGITAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	91 Cabot Court	11-3227864
(State or other jurisdiction of	Hauppauge, New York 11788	(I.R.S. Employer I.D. No.)
incorporation or organization)	(631) 434-1600
(Name and address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Gerald Tucciarone
Treasurer, Chief Financial Officer and Secretary
91 Cabot Court.
Hauppauge, New York 11788
(631) 434-1600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Herbert W. Solomon, Esq.
Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
(516) 747-0300

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a Registration Statement pursuant to General Instruction I.D. or a Post-Effective Amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a Post-Effective Amendment to a Registration Statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	120,000 shares	$5.76	$691,200	$73.96

Includes up to 120,000 shares of common stock issuable upon exercise of warrants (“Ladokk Warrants” as subsequently defined) outstanding on the date hereof and such indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to the anti-dilution provisions of the warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the closing sales price of the common stock, as reported on The Nasdaq National Market on October 27, 2006.

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2006

120,000 Shares

HAUPPAUGE DIGITAL, INC.

Common Stock

          This prospectus will be used to sell 120,000 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom the selling stockholders may transfer their shares. The shares are issuable upon the exercise of warrants (“Ladokk Warrants”) issued by us in December 1996. The exercise price is $1.90625 per share. The Ladokk Warrants expire on December 17, 2006. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We may receive cash from the exercise of the Ladokk Warrants, but the selling stockholders may convert all or a portion of their warrant on a cashless basis, which will reduce the number of shares of our common stock issued to the selling stockholders.

          Our common stock is quoted on The Nasdaq National Market under the symbol “HAUP”. On November 21, 2006, the last reported sale price of our common stock on The Nasdaq National Market was $5.42 per share.

          The selling stockholders may sell their shares from time to time on The Nasdaq National Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. Any sale of common stock by a selling stockholder must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the common stock offered, unless a selling stockholder elects to rely on Rule 144 or another exemption from the registration requirements in a particular transaction. We will pay half of the expenses of registration of the shares covered by this prospectus, and Laura Aupperle will be paying the remainder of the expenses.

          Investing in our common stock involves risk. See “RISK FACTORS” beginning on page 6.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________ , 2006.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OR ON BEHALF OF US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ITS DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT AS OF ANY SUBSEQUENT DATE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this prospectus may not occur. Generally the statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect.” “believe,” “anticipated,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth on page 6 “Risk Factors”, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise. All cautionary statements made in this prospectus should be read as being applicable to all related forward – looking statements wherever they appear.

          You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” beginning on page 6. References in this prospectus to “Hauppauge,” “we,” “us” and “our” refer to Hauppauge Digital, Inc., our wholly-owned subsidiaries and their subsidiaries, unless otherwise indicated or the context otherwise requires.

Our Company

          We engineer, develop, subcontract for manufacture, market and sell products for the personal computer (“PC”) market and the Apple® Macintosh® market. We also offer products for the home entertainment market.

          We have five primary product categories: personal video recorders for personal computers and Macintosh computers, analog TV receivers for PCs, digital TV receiver products for PCs, hybrid video recorders for PCs and MediaMVP digital media players for home networks. We also have a software based application that records TV shows on a personal computer for playback on a Sony Playstation Portable (PSP), Apple video iPod and other portable players.

          Our Win TV-PVR personal video recorders allow PC users to watch and record TV on their PC or laptop computers. The WinTV-PVR products include hardware MPEG encoders (called “HardPVR®”), which improve the performance of TV recording and add instant replay and program pause functions, plus also enable the ‘burning’ of TV recordings onto DVD or CD media.

          Our WinTV® analog TV receivers allow personal computer users to watch television on their PC screen in a resizable window, and also enable recording of TV shows to a hard disk using our software recording technology called “SoftPVR®”. Our Eskape™ Labs products allow users of Apple® Macintosh® computers to watch television on their computer screen.

          Our WinTV digital receivers can receive digital TV transmissions broadcast in the various digital TV formats and display the digital TV show in a re-sizeable window on a user’s PC screen. Our Digital Entertainment Center products (“DEC”) allow users to receive digital TV broadcasts and display the digital TV on either a TV set or a PC screen.

          Our Hybrid video recorders provide the user with the capability to watch both analog and digital TV. For a region that is transitioning over to digital TV, the user can watch both analog and digital broadcasts. For a region that has not switched over to digital broadcasts, this product provides an economic way to enjoy the future benefits of digital TV while still having the ability to watch analog TV.

          Our MediaMVP™ was designed to allow PC users to play digital media such as digital music, digital pictures and digital videos on a TV set via a home network.

          Our “Wing” software, which we began selling in early 2006, enables the user to record TV shows on a personal computer for playback on the Sony Playstation Portable (PSP), Apple iPod and other portable video players. Wing can also convert existing TV recordings to the PSP and iPod formats. With the emergence and popularity of portable video players, our Wing product provides an easy solution for recording live TV shows for playback on these devices.

          We sell our products through computer and electronic retailers, computer products distributors and original equipment manufacturers (“OEMs”).

          Our principal executive offices are located at 91 Cabot Court, Hauppauge, New York 11788 and our telephone number is (631) 434-1600.

The Offering

Securities

120,000 shares of our common stock issuable upon exercise of warrants are being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders”.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock in this offering. However, upon the exercise for cash of the warrants described herein, we will receive the exercise price of the warrants which we will use for working capital and general corporate purposes. See “Use of Proceeds”.

The Nasdaq National Market symbol	“HAUP”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained in this prospectus, before deciding to purchase our common stock. Because of the following factors, as well as other variables affecting operating results and financial conditions, past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends for future periods. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment in our common stock.

          If TV technology for the PC, or our implementation of this technology, is not accepted, we will not be able to sustain or expand our business.

          Our future success depends on the growing use and acceptance of TV and video applications for PCs. The market for these applications is still evolving, and may not develop to the extent necessary to enable us to further expand our business. We have invested, and continue to invest, significant time and resources in the development of new products for this market.

          Our:

•	dependence on sales of TV and video products for the PC;

•	lack of market diversification;

•	lack of development of the market for our products; and

•	potential inability to remain ahead of the development of competing technologies.

Could each have a material adverse effect on our business, operating results and financial condition.

          We rely upon sales of a small number of product lines, and the failure of any one product line to be successful in the market could substantially reduce our sales.

          We currently rely upon sales from our internal and external products to generate a majority of our sales.

While we continue to develop additional products within these and other product lines, we cannot assure you that we will be successful in doing so. Consequently, if the existing or future products are not successful, sales could decline substantially which would have a material adverse effect on our business, operating results and financial condition.

          We rely heavily on the success of dealers and Original Equipment Manufacturers to market, sell and distribute our products. If these resellers do not succeed in effectively distributing our products, our sales could be reduced.

          These resellers may not effectively promote or market our products or they may experience financial difficulties and even close operations. These dealers and retailers are not contractually obligated to sell our products. Therefore, they may, at any time:

•	refuse to promote our products; and

•	discontinue the use of our products in favor of a competitor’s product

          Also, with this distribution channel standing between us and the actual end user, we may not be able to accurately gauge current demand and anticipate future demand for our products. For example, dealers may place large initial orders for a new product just to keep their stores stocked with the newest products and not because there is a significant demand for them.

          Our distribution network includes several consumer channels, including large distributors of products to computer software and hardware retailers, which in turn sell products to end users. They also sell consumer products directly to some retailers. Rapid change and financial difficulties of distributors have characterized distribution channels for consumer retail products. These arrangements have exposed us to the following risks among others:

•

we may be obligated to provide price protection to certain retailers and distributors and, while certain agreements limit the conditions under which products can be returned, we may be faced with product returns or price protection obligations;

•	the distributors or retailers may not continue to stock and sell our products; and

•	retailers and retail distributors often carry competing products.

If these resellers do not succeed in effectively distributing our products, this could have a material adverse effect on our business, operating results and financial condition.

          We operate in a highly competitive market, and many of our competitors have much greater resources, which may make it difficult for us to remain competitive.

          Our business is subject to significant competition. Competition exists from larger companies that possess substantially greater technical, financial, human, sales and marketing resources than we do. The dynamics of competition in this market involve short product life cycles, declining selling prices, evolving industry standards and frequent new product introductions. We compete against companies such as ATI Technologies Inc. and Pinnacle Systems, Inc. Our MediaMVP™ and DEC products compete in the consumer electronics market, where competition comes from Sony Corp., Toshiba Corporation, Cisco Systems Inc. and others.

          We cannot assure you that we will not experience increased competition in the future. Such increased competition may have a material adverse affect on our ability to successfully market our products. Competition is expected to remain intense and, as a result, we may lose some of our market share to our competitors. Further, we believe that the market for our products will continue to be price competitive and thus we could continue to experience lower selling prices, lower gross profit margins and reduced profitability levels for such products than in the past.

          Rapid technological changes and short product life cycles in our industry could harm our business.

          The technology underlying our products and other products in the computer industry, in general, is subject to rapid change, including the potential introduction of new types of products and technologies, which may have a material adverse impact upon our business, operating results and financial condition. We will need to maintain an ongoing research and development program, and our potential future success, of which there can be no assurances, will depend, in part, on our ability to respond quickly to technological advances by developing and introducing new products, successfully incorporating such advances in existing products, and obtaining licenses, patents, or other proprietary technologies to be used in connection with new or existing products. We expended approximately $2,494,000, $2,021,000, and $1,902,000 for research and development expenses for the years ended September 30, 2005, 2004 and 2003, respectively, and approximately $2,219,000 for the 9 months ended June 30, 2006. We cannot assure you that our research and development will be successful or that we will be able to foresee and respond to advances in technological developments and to successfully develop additional products. Additionally, we cannot assure you that the development of technologies and products by competitors will not render our products or technologies non-competitive or obsolete.

          If TV or video capabilities are included in PCs or in operating systems, it could result in a reduction in the demand for add-on TV and video devices. Although we believe that our software is a competitive strength, as operating systems such as Windows move to integrate and standardize software support for video capabilities, we will be challenged to further differentiate our products. Our operating results and ability to retain our market share are also dependent on continued growth in the underlying markets for PC, TV and video products.

          We may not be able to timely adopt emerging industry standards, which may make our products unacceptable to potential customers, delay our product introductions or increase our costs.

          Our products must comply with a number of current industry standards and practices established by various international bodies. Failure to comply with evolving standards, including video compression standards, TV transmission standards, and PC interface standards, will limit acceptance of our products by the market. If new standards are adopted in the industry, we will be required to adopt those standards in our products. It may take a significant amount of time to develop and design products incorporating these new standards, and we may not succeed in doing so. We may also become dependent upon products developed by third parties and have to pay royalty fees, which may be substantial, to the developers of the technology that constitutes the newly adopted standards.

          We are heavily dependent upon foreign markets for sales of our products, primarily the European market, and adverse changes in these markets could reduce our sales.

          Our future performance will likely be dependent, in large part, on our ability to continue to compete successfully in the European markets, where a large portion of our current and potential customers are located. Our ability to compete in these markets will depend on many factors, including:

•	the economic conditions in these regions;

•	the stability of the political environment in these regions;

•	adverse changes in the relationships between major countries in these regions;

•	the state of trade relations among these regions and the United States;

•	restrictions on trade in these regions;

•	the imposition or changing of tariffs by the countries in these regions on products of the type that we sell;

•	changes in the regulatory environment in these regions;

•	export restrictions and export license requirements;

•	restrictions on the export of critical technology;

•	our ability to develop PC TV products that meet the varied technical requirements of customers in each of these regions;

•	our ability to maintain satisfactory relationships with our foreign customers and distributors;

•	changes in freight rates;

•	our ability to enforce agreements and other rights in the countries in these regions;

•	difficulties in staffing and managing international operations;

•	difficulties assessing new and existing international markets and credit risks; and

•	potential insolvency of international customers and difficulty in collecting accounts.

If we are unable to address any of these factors, it could have a negative effect on our business, operating results and financial condition.

          We are heavily dependent upon foreign manufacturing facilities for our products, primarily facilities in Europe and Asia, which exposes us to additional risks.

          The majority of our products are built at contract manufacturing facilities in Asia and Europe. Our ability to successfully build products at overseas locations will depend on several factors, including:

•	the economic conditions in these regions;

•	the stability of the political environment in these regions;

•	adverse changes in the relationships between major countries in these regions;

•	the state of trade relations among these regions and the United States;

•	restrictions on trade in these regions;

•	the imposition or changing of tariffs by the countries in these regions on products of the type that we sell;

•	changes in the regulatory environment in these regions;

•	import restrictions and import license requirements;

•	our ability to maintain satisfactory relationships with our foreign manufacturers;

•	changes in freight rates;

•	difficulties in staffing and managing international operations; and

•	potential insolvency of vendors and difficulty in obtaining materials.

If we are unable to address any of these factors, it could have a material adverse effect on our business, operating results and financial condition.

Foreign currency exchange fluctuations could adversely affect our results.

For each of the past three fiscal years and to date, at least 50% of our sales were generated by our European subsidiary and were:

•	Invoiced in local currency-primarily the Euro

•	Collected in local currency-primarily the Euro

On the supply side, since we predominantly deal with North American and Asian suppliers and contract manufacturers, approximately 75% of our inventory required to support our European sales are purchased and paid in U.S. Dollars.

The combination of sales billed in Euros supported by inventory purchased in U.S. dollars results in an absence of a natural local currency hedge. Consequently, our financial results are subject to market risks resulting from the fluctuations in the Euro to U.S. Dollar exchange rates.

We attempt to reduce these risks by entering into foreign exchange forward contracts with financial institutions. The purpose of these forward contracts is to hedge the foreign currency market exposures underlying the U.S. Dollar denominated inventory purchases required to support our European sales.

We do not try to hedge against all possible foreign currency exposures because of the inherent difficulty in estimating the volatility of the euro. The contracts we procure are specifically entered into as a hedge against forecasted or existing or foreign currency exposure. We do not enter into contracts for speculative purposes. Although we maintain these programs to reduce the short term impact of changes in currency exchange rates, long term strengthening or weakening of the U.S dollar against the Euro impacts our sales, our gross profit, operating income and retained earnings. Factors that could impact the effectiveness of our hedging program are:

•	Volatility of the currency markets;

•	Availability of hedging instruments; and

•	Accuracy of our inventory forecasts

Additionally, there is the risk that foreign exchange fluctuations will make our products less competitive in foreign markets, which would substantially reduce our sales.

Reference is made to Item 7 in our Annual Report on Form 10-K “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with regard to the impact of foreign currency exchange fluctuations.

          We may be unable to develop new products that meet customer requirements in a timely manner.

          Our success is dependent on our ability to continue to introduce new products with advanced features, functionality and performance that our customers demand. We may not be able to introduce new products on a timely basis, that are accepted by the market, and that sell in quantities sufficient to make the products viable for the long-term. Sales of new products may negatively impact sales of existing products. In addition, we may have difficulty establishing our products’ presence in markets where it does not currently have significant brand recognition.

          We may experience declining margins.

          We may experience declining gross margins due to the following factors among others:

•	changes in foreign currency exchange rates;

•	larger sales mix of lower margin products;

•	possible future allowances for excess inventory;

•	increases in costs charged by contract manufacturers;

•	increases in duty and tariff rates;

•	increases in shipping costs;

•	lower average selling prices;

•	increases in material acquisition costs; and

•	different gross margins for like products in different markets.

Consequently, as margins may decline, our profitability will be more dependent upon effective cost management controls. We cannot assure you that cost and management controls can be implemented and maintained, and if implemented, that they will be successful.

          We have experienced, and expect to continue to experience, intense downward pricing pressure on our products, which could substantially impair our operating performance.

          We are experiencing, and are likely to continue to experience, downward pricing pressure on our products. As a result, we have experienced, and we expect to continue to experience, declining average sales prices for our products. Increases in the number of units that we are able to sell and reductions in per unit costs may not be sufficient to offset reductions in per unit sales prices, in which case our net income would be reduced and we could incur losses. Since we typically negotiate supply arrangements far in advance of delivery dates, we may need to commit to price reductions for our products before we are aware of how, or if, these cost reductions can be obtained. As a result, any current or future price reduction commitments and our inability to respond to increased price competition could have a material adverse effect on our business, operating results and financial condition.

          We are dependent upon contract manufacturers for our production. If these manufacturers do not meet our requirements, either in volume or quality, then our business, operating results and financial condition could be materially harmed.

          During fiscal 2005 and to date, we subcontracted the manufacturing and assembly of our products to three independent third parties in various countries.

          Relying on subcontractors involves a number of significant risks, including:

•	loss of control over the manufacturing process

•	potential absence of adequate production capacity

•	potential delays in production lead times

•	unavailability of certain process technologies

•	reduced control over delivery schedules, manufacturing yields, quality and costs, and

•	unexpected increases in component costs

          We may need to hold more inventory than is immediately required to compensate for potential manufacturing disruptions.

          If our significant subcontractor become unable or unwilling to continue to manufacture these products in required volumes, we will have to identify qualified alternate subcontractors. Additional qualified subcontractors may not be available, or may not be available on a timely or cost competitive basis. Any interruption in the supply of, or increase in, the cost of the products manufactured by third party subcontractors could have a negative effect on our business, operating results and financial condition.

          We are dependent upon single or limited source suppliers for our components and assembled products. If these suppliers do not meet the demand, either in volume or quality, then we could be materially harmed.

          If the supply of a key component or assembled product such as the DEC and WinTV®-DVB were to be delayed or curtailed or in the event a key manufacturing or sole vendor delays shipment of such components or completed products, our ability to ship products in desired quantities and in a timely manner would be adversely affected. Our business, operating results and financial condition could also be adversely affected, depending on the time required to obtain sufficient quantities from the original source or, if possible, to identify and obtain sufficient quantities from an alternative source. We attempt to mitigate these potential risks by working closely with our key suppliers on product introduction plans, strategic inventories, coordinated product introductions, and internal and external manufacturing schedules and levels. We are also seeking out alternative sources for assembled products, making us less dependent on a single or limited source.

          We may need to hold more inventory than is immediately required to compensate for potential component shortages or discontinuation. This could lead to an increase in the costs of manufacturing or assembling our producers.

          If any single or limited source supplier becomes unable or unwilling to continue to supply these components or assembled products in required volumes, we will have to identify and qualify acceptable replacements or redesign our products with different components. Additional sources may not be available, or product redesign may not be feasible on a timely basis. Any interruption in the supply of or increase in the cost of the components and assembled products provided by single or limited source suppliers could have a material adverse effect on our business, operating results and financial condition.

          We may incur excessive expenses if we are unable to accurately forecast sales of our products.

          We generally ship products within one to four weeks after receipt of orders. Therefore, our sales backlog is typically minimal. Accordingly, our expectations of future net sales and our product manufacturing and materials planning are based largely on our own estimates of future demand and not on firm customer orders.

          If we obtain orders in excess of our internal forecasts, we may be unable to timely increase production to meet demand which could have a material adverse effect on our business, operating results and financial condition. If our net sales do not meet expectations, our business, operating results and financial condition would be negatively affected, we may be burdened with excess inventory, and we may be subject to excess costs or inventory write-offs.

          We may experience a reduction in sales if we are unable to respond quickly to changes in the market for our products.

          Our net sales can be affected by changes in the quantity of products that our distributor and OEM customers maintain in their inventories. We may be directly and rapidly affected by changes in the market, including the impact of any slowdown or rapid increase in end user demand. Despite efforts to reduce distribution channel inventory exposure, distribution partners and OEM customers may still choose to alter their inventory levels, which could cause a reduction in our net sales; This could have a material adverse effect on our business, operating results and financial condition.

          We may accumulate inventory to minimize the impact of shortages from manufacturers and suppliers, which may result in obsolete inventory that we may need to write off resulting in losses.

          Managing our inventory is complicated by fluctuations in the demand for our products as well as the issues of using contract manufacturers and procuring components from suppliers mentioned above. As we must plan to have sufficient quantities of products available to satisfy our customers’ demands, we sometimes accumulate inventory for a period of time to minimize the impact of possible insufficient capacity or availability of components from our manufacturers and suppliers. Although we expect to sell the inventory within a short period of time, products may remain in inventory for extended periods of time and may become obsolete because of the passage of time and the introduction of new products or new components within existing products. In these situations, we would be required to write off obsolete inventory which could have a material adverse effect on our business, operating results and financial condition.

          We may need financing, and may not be able to raise financing on favorable terms, if at all, which could limit our ability to grow and increase our costs.

          We anticipate that we may need to raise additional capital in the future to continue our long term expansion plans, to respond to competitive pressures or to respond to unanticipated requirements. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms, if at all. Our failure or inability to obtain financing on acceptable terms could require us to limit our plans for expansion, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute existing stockholders’ holdings or discontinue a portion of our operations, each of which could have a material adverse effect on our business, operating results and financial condition.

          We may become involved in costly intellectual property disputes.

          With the proliferation of new products and rapidly changing technology, there is a significant volume of patents and other intellectual property rights held by third parties. There are a number of companies that hold patents for various aspects of the technologies incorporated in some of the PC and TV industries’ standards. Given the nature of our products and development efforts, there are risks that claims associated with such patents or intellectual property rights could be asserted by third parties against us. We expect that parties seeking to gain competitive advantages will increase their efforts to enforce any patent or intellectual property rights that they may have. The holders of patents from which we may have not obtained licenses may take the position that it is required to obtain a license from them.

          If a patent holder refuses to offer a license or offers such a license on terms unacceptable to us, there is a risk of incurring substantial litigation or settlement costs regardless of the merits of the allegations, or which party eventually prevails. If we do not prevail in a litigation suit, we may be required to pay significant damages and/or to cease sales and production of infringing products and accordingly, may incur significant defense costs. Additionally, we may need to attempt to design around a given technology, although there can be no assurances that this would be possible or economical.

          We currently use technology licensed from third parties in some of our products. Our business, financial condition and operating results could be negatively effected by a number of factors relating to these third-party technologies, including:

•	failure by a licensor to accurately develop, timely introduce, promote or support the technology;

•	delays in shipment of products;

•	excess customer support or product return costs due to problems with licensed technology; and

•	termination of our relationship with such licensors.

          We may be unable to enforce our intellectual property rights.

          We may not be able to adequately protect our intellectual property through patent, copyright, trademark and other means of protection. If we fail to adequately protect our intellectual property, our intellectual property rights may be misappropriated by others, invalidated or challenged, and our competitors could duplicate our technology or may otherwise limit any competitive technological advantage we may have. Due to the rapid pace of technological change, we believe our success is likely to depend more upon continued innovation, technical expertise, marketing skills and customer support and service rather than upon legal protection of our proprietary rights. However, we intend to aggressively assert our intellectual property rights when necessary.

          Even though we typically develop our products independently, our success, of which there can be no assurances, will depend, in a large part, on our ability to innovate, obtain or license patents, protect trade secrets, copyrights and trademarks, and draw upon our proprietary technology without infringing on the proprietary rights of others. We maintain copyrights on our designs and software programs, but currently we have no patent on the WinTV® board as we believe that such technology cannot be patented.

          We have no patents issued or pending that relate to our technology. We are subject to a number of risks relating to intellectual property rights, including the following:

•

the means by which we seek to protect our proprietary rights may not be adequate to prevent others from misappropriating our technology or from independently developing or selling technology or products with features based on or similar to our products;

•	our products may be sold in foreign countries that provide less protection to intellectual property than is provided under U.S. laws; and

•	our intellectual property rights may be challenged, invalidated, violated or circumvented and may not provide us with any competitive advantage.

          We may not be able to attract and retain qualified managerial and other skilled personnel.

          Our success, of which there can be no assurances, depends, in part, on our ability to identify, attract, motivate and retain qualified managerial, technical and sales personnel. Our success, of which there can be no assurances, is dependent on our ability to manage effectively the enhancement and introduction of existing and new products and the marketing of such products. We are particularly dependent on our ability to identify, attract, motivate and retain qualified managers, engineers and salespersons. The loss of the services of a significant number of engineers or sales people or one or more senior officers or managers could be disruptive to product development efforts or business relationships and could seriously harm our business.

          We depend on a limited number of key personnel, and the loss of any of their services could adversely affect our future growth and profitability and could substantially interfere with our operations.

          Our products are complex and our market is evolving. The success of our business depends in large part upon the continuing contributions of our management and technical personnel. The loss of the services of any of our key officers or employees could adversely affect our future growth and profitability and could have a material adverse effect on our business, operating results and financial condition.

          Our dependence upon our key officers and employees is increased by the fact that they are responsible for our sales and marketing efforts, as well as our overall operations. We do not have key person life insurance policies covering any of our employees other than Kenneth Plotkin, our Chairman of the Board and Chief Executive Officer, President, Chief Operating Officer and Vice President of Marketing and the insurance coverage that we have on him may be insufficient to compensate us for the loss of his services.

          We may not be able to effectively integrate businesses or assets that we acquire.

          We may identify and pursue acquisitions of complementary companies and strategic assets, such as customer bases, products and technology. However, there can be and assurance that we will be able to identify suitable acquisition opportunities.

          If any such opportunity involves the acquisition of a business, we cannot be certain that:

•	we will successfully integrate the operations of the acquired business with our own;

•	all the benefits expected from the integration will be realized;

•	management’s attention will not be diverted or divided, to the detriment of current operations;

•	amortization of acquired intangible assets will not have a negative effect on operating results or other aspects of our business;

•	delays or unexpected costs related to the acquisition will not have a detrimental effect on the combined business, operating results and financial condition;

•	customer dissatisfaction with, or performance problems at, an acquired company will not have an adverse effect on our reputation; and

•	respective operations, management and personnel will be compatible.

          In most cases, acquisitions will be consummated without seeking and obtaining stockholder approval, in which case stockholders will not have an opportunity to consider and vote upon the merits of the an acquisition. Although we will endeavor to evaluate the risks inherent in a particular acquisition, we cannot assure you that we will properly ascertain or assess these risks.

          Our products could contain defects, which could result in delays in recognition of sales, loss of sales, loss of market share, or failure to achieve market acceptance, or claims against us.

          We develop complex products for TV and video processing. Despite testing by our engineers, subcontractors and customers, errors may be found in existing or future products. This could result in, among other things, a delay in recognition of sales, loss of sales, loss of market share, failure to achieve market acceptance or substantial damage to our reputation. We could be subject to material claims by customers, and may need to incur substantial expenses to correct any product defects. We do not have product liability insurance to protect against losses caused by defects in our products, and we also do not have “errors and omissions” insurance. As a result, any payments that we may need to make to satisfy our customers may be substantial and may result in a substantial charge to earnings.

          We may experience fluctuations in our future operating results, which will make predicting our future results difficult.

          Historically, our quarterly and annual operating results have varied significantly from period to period, and we expect that our results will continue to do so. These fluctuations result from a variety of factors, including:

•	market acceptance of our products;

•	changes in order flow from our customers, and their inability to forecast their needs accurately;

•	the timing of our new product announcements and of announcements by our competitors;

•	increased competition, including changes in pricing by us and our competitors;

•	delays in deliveries from our limited number of suppliers and subcontractors; and

•	difficulty in implementing effective cost management constraints.

          As our sales are primarily to the consumer market, we have experienced seasonal revenue trends. Our peak sales quarter due to holiday season sales of computer equipment, is our first fiscal quarter (October to December), followed by our second fiscal quarter (January to March). In addition, our international sales, mostly in the European market, were 54%, 66% and 68% of sales for the years ended September 30, 2005, 2004 and 2003, respectively and 53% of sales for the 9 months ended June 30, 2006. Our fiscal fourth quarter sales (July to September) can be potentially impacted by the reduction of activity experienced in Europe during the July and August summer holiday period. Accordingly, any sales or net income in any particular period may be lower than the sales and net income in a preceding or comparable period. Period-to-period comparisons of our results of operations may not be meaningful, and should not be relied upon as indications of our future performance. In addition, our operating results may be below the expectations of securities analysts and investors in future periods. Failure to meet these expectations, should such an event occur, will likely cause our share price to decline.

          Our common stock price is highly volatile.

          The market price of our common stock has been, and may continue to be, subject to a high degree of volatility. Numerous factors may have a significant impact on the price of our common stock, including:

•	general conditions in the PC and TV industries;

•	product pricing;

•	new product introductions;

•	market growth forecasts;

•	technological innovations;

•	mergers and acquisitions;

•	announcements of quarterly operating results;

•	overall U.S. and worldwide economic health; and

•	stability of the U.S. and international securities markets.

          In addition, stock markets have experienced extreme price volatility and broad market fluctuations in recent years. This volatility has had a substantial effect on the market price of securities issued by many high technology companies in many cases for reasons unrelated to the operating performance of the specific companies. The price of our Common Stock has experienced volatility not necessarily related to our performance.

          Our Amended and Restated By-Laws and the Rights Agreement in which we are party to may have anti-takeover effects, limiting the ability of outside stockholders to seek control of management, and any premium over market price that an acquirer might otherwise pay may be reduced and any merger or takeover may be delayed.

          Effective August 16, 2001, the Board of Directors unanimously approved Amended and Restated By-laws for us (the “By-Laws”). The By-Laws do not permit stockholders to call a special meeting of stockholders and consequently an expensive proxy contest cannot occur other than in connection with the annual meeting of stockholders. The By-laws also impose strict requirements for shareholder proposals and nominations of prospective Board members other than those nominated by or at the discretion of the Board of Directors. These amendments may collectively or individually impact a person’s decision to purchase voting securities in our Company and may have anti-takeover effects in that any merger or takeover may be delayed. Accordingly, any premium over market price that an acquirer might otherwise pay may be reduced.

          On July 19, 2001, the Board of Directors declared a dividend distribution of one Right for each outstanding share of our Common Shares to stockholders of record at the close of business on August 5, 2001. Each Right entitles the registered holder to purchase from us one common share at a purchase price of $11.00 per share, subject to adjustment and terms set out in the Rights Agreement between us and North American Transfer Agent, as Rights Agent. The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. Accordingly, any premium over market price that an acquirer might otherwise pay may be reduced.

          No dividends and none anticipated.

          We have never paid or declared any cash dividends on our common stock and do not conterplate or anticipate paying any cash dividends on our common stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the business.

Forward Looking Information

          From time to time, information provided by us, statements made by our employees or information provided in our Securities and Exchange Commission filings, including information contained in this prospectus, may contain forward looking information. Our actual future results may differ materially from projections or statements made in such forward looking information as a result of various risks and uncertainties, including, but not limited to, rapid changes in technology, lack of funds for research and development competition, proprietary patents and rights of others, loss of major customers, loss of sources of supply for our components, non-availability of management, government regulation, currency fluctuations and our inability to profitably sell our products. The market price of our Common Stock may be volatile at times in response to fluctuations in our quarterly operating results, changes in analysts’ earnings estimates, market conditions in the computer hardware industry, seasonality of the business cycle, as well as general conditions and other external factors.

USE OF PROCEEDS

          All of the shares of our common stock issuable upon exercise of the Ladokk Warrants are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. We may receive cash from the exercise of the warrants, but the selling stockholders may exercise their warrant on a cashless basis, which will reduce the number of shares of our common stock issued to the selling stockholder. If all of the warrants pursuant to which we are hereby registering the underlying shares of our common stock were exercised for cash, we would receive aggregate proceeds of approximately $228,750 on the exercise of the warrants. To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes.

SELLING STOCKHOLDERS

          The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering, which represents shares issuable upon exercise of The Ladokk Warrants held by the selling stockholders. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to warrants and options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the warrants and options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The Ladokk Warrants are immediately exercisable for 120,000 shares of our common stock at a price of $1.90625 per share. The Ladokk Warrants expire on December 16, 2006. The warrants were issued by us in consideration for the modification of the lease for Hauppauge’s office space by Ladokk Realty Co, landlord of Hauppauge for its principal office space and facilities. The issuance of the Ladokk Warrants was exempt from the registration requirements of federal and state securities laws. The warrants are exercisable for an aggregate of 120,000 shares of our common stock The selling stockholders each own 25% of the equity interests in Ladokk (except Laura Aupperle owns 50% thereof). The common stock issuable upon exercise of the Ladokk Warrants held by the selling stockholders and acquired by them in 1996 has been adjusted for our previous stock split. The grant of the Ladokk Warrants was approved by our entire board of directors on December 17, 1996.

          Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table will have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 9,650,917 shares of our common stock issued and outstanding as of August 30, 2006 (exclusive of treasury shares).

          The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below.

SECURITY OWNERSHIP

		Number of Shares	Number of Shares
		Beneficially owned	Owned After	Percentage(4)
Name	Offering	before Offering(4)	Offering(4)	Before	After

Kenneth Plotkin(1)	30,000	828,035	798,035	8.4%	8.1%
Dorothy Plotkin(2)	30,000	560,060	530,060	5.8%	5.4%
Laura Aupperle(3)	60,000	912,064	852,064	9.3%	8.7%

(1)

Kenneth Plotkin is Chief Executive Officer, Chairman of the Board and Vice- President of Marketing. He has served as an executive officer and a director since our incorporation in 1982. Ownership of common stock by Mr. Plotkin does not include ownership of common stock by Mrs. Plotkin and ownership of common stock by Mrs. Plotkin does not include ownership of common stock by Mr. Plotkin. The ownership and percentage after assumes sale of the common stock.

(2)	Dorothy Plotkin is Kenneth Plotkin’s wife and served as director from 1982 until 1997.

(3)

Laura Aupperle was Kenneth R. Aupperle’s wife and served as a director from 1982 until 1997. Kenneth R. Aupperle, until his demise on January 29, 2001 was an executive officer and director of Hauppauge. All the shares including those issuable on the Ladokk Warrants are owned by Mrs. Aupperle and that which had been held by Mr. Aupperle.

(4)	As of November 21, 2006 and includes shares issuable upon exercise of options and warrants within 60 days and assumes sale of shares offered.

PLAN OF DISTRIBUTION

          We are registering the shares of our common stock on behalf of the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

o	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	in privately negotiated transactions;

o	a combination of these methods of sale; and

o	any other method permitted pursuant to applicable law.

          The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices. Pursuant to Rule 144 of the Securities Act, the selling stockholders may be deemed to be control parties and we believe that the sale to the public by the selling stockholders of the shares of common stock we are registering will be governed by the requirements of Rule 144. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. If the shares are sold through one or more underwriters, any underwriting compensation paid to underwriters or agents in connection with the sale and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement.

          The selling stockholders, which as used herein includes donees, pledges, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

          The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

          To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

          In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

(1)	Our Annual Report on Form 10-K for the year ended September 30, 2005 filed on December 29, 2005, pursuant to Section 13(a) of the Securities Exchange Act of 1934; and

(2)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above inclusive of the Form 10Q’s for our quarters ended December 31, 2005, March 31, 2006 and June 30, 2006 and the Form 8K’s for December 6 and 28, 2005, February 13, 2006, May 15, 2006, August 11, 2006 and October 17 and 18 (2 filed), 2006; and

(3)

The description of our Common Stock contained in the Registration Statement on Form 8-A filed on December 13, 1994, pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating the description.

          We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supercedes older information. The information contained in any such filing will be deemed the to be a part of this prospectus, commencing on the date on which the document is filed.

          You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Hauppauge Digital, Inc.
Att: Gerald Tucciarone
Chief Financial Officer
91 Cabot Court
Hauppauge, New York 11788
(631) 434-1600

LEGAL MATTERS

          The validity of the issuance of the shares of our common stock described herein has been passed upon for us by Meltzer, Lippe, Goldstein & Breitstone, LLP, Mineola, New York. Herbert W. Solomon, counsel for the firm is the owner of 1,000 shares of Hauppauge common stock.

EXPERTS

          The financial statements and schedules incorporated by reference in this Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares being offered by and for the account of the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus. We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Hauppauge Digital, Inc., that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

          Our web site is www.hauppauge.com.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Section 145(a) of the Delaware General Corporation Law provides, in relevant part, that Hauppauge may indemnify its directors and officers in the circumstances therein provided.

          Article SEVENTH of Hauppauge’s Certificate of Incorporation, as amended, provides:

No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

          Article X of Hauppauge’s bylaws, as amended, provides the following:

The corporation shall indemnify any person made, or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of his being or having been a director or officer of the corporation, or of any other corporation which he served as such at the request of the corporation, against the reasonable expenses including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have been guilty of negligence or misconduct in the performance of his duty to the corporation.

The corporation shall indemnify any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil, criminal, administrative or investigative brought to impose a liability or penalty on such person for an act alleged to have been committed by such person in his capacity of director or officer of the corporation, or of any other corporation which he served as such at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding, or any appeal therein, if such director or officer acted in good faith in the reasonable belief that such action was in the best interests of the corporation, and in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful. The termination of any such civil or criminal action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not in itself create a presumption that any such director or officer did not act in good faith in the reasonable belief that such action was in the best interests of the corporation or that he had reasonable ground for belief that such action was unlawful.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.”

          Hauppauge also maintains insurance policies which insures its officers and directors against certain liabilities.

          The foregoing discussions are necessarily subject to the complete text of the statute, the certificate of incorporation, the by-laws and the terms of the insurance policies and are qualified in their entirety by reference thereto.

          As far as our indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the forgoing provisions or otherwise, we have been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable. It is the stated position of the SEC that: “Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant, under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.”

          If a claim for indemnification against liabilities (other than the payment of expenses incurred or paid by director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses are the responsibility of the selling stockholders. The costs set forth are being shared with Laura Aupperle. The amounts set forth below are those that are payable by the registrant. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$86.40
Legal fees and expenses	$7,500.00
Accounting fees and expenses	$2,500.00
Miscellaneous costs and expenses	$1,250.00

Total	$11,336.40

Item 15. Indemnification of Directors and Officers

          See Disclosure of Commission Position on Indemnification for Securities Act Liabilities contained in the prospectus which is incorporated by reference.

Item 16. Exhibits

Exhibit Number

Exhibit 4.1	Form of Ladokk Warrant granted December 17, 1996. (1)

Exhibit 5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP with consent dated October 18, 2006. (1)

Exhibit 23.1	Consent of BDO Seidman, LLP. (1)

(1)	Previously filed

Item 17. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statment in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(1) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, State of New York, on November 21, 2006.

Hauppauge Digital Inc.
By: /s/ Kenneth Plotkin
KENNETH PLOTKIN
Chief Executive Officer, Chairman of the Board, Vice President of Marketing, (Principal Executive Officer)

By: /s/ Gerald Tucciarone
GERALD TUCCIARONE
Treasurer, Chief Financial Officer and Secretary, (Principal Financial and Accounting Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of Hauppauge and in the capacities and as of the date indicated above.

By: /s/ Kenneth Plotkin
KENNETH PLOTKIN
Director
By: /s/ Bernard Herman
BERNARD HERMAN
Director
By: /s/ Robert S. Nadel
ROBERT S. NADEL
Director
By:
CHRISTOPHER G. PAYAN
Director
By: /s/ Neal Page
NEAL PAGE
Director
By: /s/ Seymour G. Siegel
SEYMOUR G. SIEGEL
Director

EXHIBIT INDEX

Exhibit Number

Exhibit 4.1	Form of Ladokk Warrant granted December 17, 1996. (1)

Exhibit 5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP with consent dated September 5, 2006. (1)

Exhibit 23.1	Consent of BDO Seidman, LLP. (1)

(1)	Previously Filed.